UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

Clene Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39834	85-2828339
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6550 South Millrock Drive, Suite G50 Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 676 9695

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value US$0.0001 per share	CLNN	The Nasdaq Stock Market LLC
Warrants, to acquire one-half of one share of Common Stock for $11.50 per share	CLNNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Elkton Lease

On August 10, 2021, Clene Nanomedicine, Inc. (“Clene”), a wholly-owned subsidiary of Clene Inc. (the “Company”) entered into a lease agreement (the “Elkton Lease”) with 100 Chesapeake Blvd LLC (“Chesapeake”) for a 74,210 square foot facility located at 100 Chesapeake Boulevard in Elkton, Maryland to increase the Company’s manufacturing capability.

Clene will pay monthly common area maintenance (“CAM”) expenses for months 1-3 of the lease term, with a reduced base rent for partial occupancy of $34,013 beginning months 4-12. Upon full occupancy or month 13, whichever occurs first, Clene will pay full base rent of $43,298, which will increase by 2.5% each year. Clene’s obligation to pay rent under the Elkton Lease will begin on August 10, 2021. Chesapeake will provide Clene with an allowance of $1.0 million for alterations and improvements to the facility, with all improvements subject to approval by Chesapeake. During the term of the Elkton Lease, Clene is responsible for paying certain costs and expenses as specified in the Elkton Lease, including insurance costs, utilities, applicable taxes, certain maintenance and repairs, and a pro-rate share of CAM for the facility.

The Elkton Lease has an initial ten-year term and provides an option to extend or renew for two periods of five years each, subject to provisions of default or non-performance. At the expiration of the seventh year and each year thereafter during the initial ten-year term, subject to certain provisions, Clene will have the option to purchase the facility for approximately $6.7 million. The Elkton Lease includes various other covenants, indemnities, defaults, security deposits, and other provisions customary for lease transactions.

New Principio Lease

On August 10, 2021, Clene entered into a lease agreement (the “New Principio Lease”) with Upper Chesapeake Flex One, LLC (“Upper Chesapeake”) for a 32,228 square foot facility located at 500 Principio Parkway West in North East, Maryland. Clene currently leases approximately 22,116 square feet at this facility, and the New Principio Lease will result in the termination of Clene’s current lease agreement (the “Old Principio Lease”), as amended, effective as of December 1, 2021.

Clene will pay monthly base rent of $35,531 which will increase by 2.5% each year. Clene’s obligation to pay rent under the New Principio Lease will begin on December 1, 2021. During the term of the New Principio Lease, Clene is responsible for paying certain costs and expenses as specified in the New Principio Lease, including insurance costs, utilities, applicable taxes, certain maintenance and repairs, and a pro-rate share of CAM for the facility.

The New Principio Lease has an initial seven-year term and provides an option to extend or renew for two periods of five years each, subject to provisions of default or non-performance. The New Principio Lease includes various other covenants, indemnities, defaults, security deposits, and other provisions customary for lease transactions.

The foregoing descriptions of the Elkton Lease and the New Principio Lease do not purport to be complete and are qualified in their entirety by reference to the text of the Elkton Lease and New Principio Lease, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On August 10, 2021, Clene entered into a lease termination agreement with Upper Chesapeake, pursuant to which the Old Principio Lease will be terminated effective as of November 30, 2021. As the termination was pursuant to the execution of the New Principio Lease with Upper Chesapeake, no early termination penalties were incurred.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On August 11, 2021, the Company issued a press release announcing the Elkton Lease and Principio Lease. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act, regardless of any general incorporation language in any such filings, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Lease Agreement, dated as of August 10, 2021, between Clene Nanomedicine, Inc. and 100 Chesapeake Blvd LLC.
10.2	Lease Agreement, dated as of August 10, 2021, between Clene Nanomedicine, Inc. and Upper Chesapeake Flex One, LLC.
99.1	Press Release dated August 11, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clene Inc.

Date: August 11, 2021	By:	/s/ Robert Etherington
Robert Etherington
President and Chief Executive Officer

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